Exhibit 99.1

BK Technologies Corporation (BKTI)
Q2 2020 Earnings Conference Call
August 6, 2020 9 AM ET

Participants

Timothy Vitou - President
William Kelly - Chief Financial Officer & Secretary

Analysts

Allan Lyons - Vestal Venture Capital Fund LLC

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to BK Technologies Corporation conference call for the second quarter and 6 months ended June 30, 2020. This call is being recorded. All participants have been placed in a listen-only mode. Following management’s remarks, the call will be open to questions.

Before turning the call over to Mr. Vitou for opening remarks, I will provide the following safe harbor statements.

Statements made during this conference call that are not based on historical facts are forward-looking statements. These statements are subject to known and unknown factors and risks. The company’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements.

And some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release and in BK’s filings with the SEC. These statements are based on information and understandings that are believed to be accurate as of today, August 6, 2020, and we do not undertake any duty to update forward-looking statements.

I will now turn the call over to Mr. Timothy Vitou, President of BK Technologies. Mr. Vitou, you may begin.

Timothy Vitou - President

Thank you, Taren, and good morning, everyone. Welcome to the BK Technologies investor conference call for the second quarter and 6 months ended June 30, 2020. I’ll provide some comments about the business before Bill takes us through the financial and operating results.

All things considered, I believe the first half of this year has been encouraging with numerous positives. Regarding our current status, as it relates to the COVID-19 pandemic, we have remained open and operational as an essential business, supporting first responders and we’ve been able to produce the products necessary to timely fulfill customer orders.

While doing so, we have implemented policies consistent with best safety practices, including social distancing and remote work for those able to do so effectively and efficiently. To date, 1 staff member has been tested positive for COVID-19. This employee has been quarantined in accordance with our policies and best practices, and is currently remotely working.

During the first half of this year, BK’s strength and ability to adapt quickly has been tested and clearly demonstrated. While giving a glimpse of the potential we have for future growth as we introduce new products, enter new markets and expand our market share. The encouraging nature of our first half includes a wide range of initiatives and actions company-wide.

Even while faced with a global pandemic, our sales for the first 6 months this year remain consistent with last year’s 6-month sales and improved from sales during the second half of last year.

As an added benefit, these sales included noteworthy success in securing sales to new customers and markets, such as the recently announced $4.2 million contract awarded from an agency of the U.S. Department of Energy. The award is BK’s first with this customer and our initial meaningful penetration in the utility market vertical, a market that is a strategic focus for expanding our market share and generating sales growth.

We look forward – I’m sorry, we took steps during the second quarter to restructure many of our organizations with an eye towards streamlining functions and reducing their costs. This included among other actions an 18% reduction in our workforce, saving over $2.1 million in annual payroll and related employment costs as a direct result of these actions, total operating expenses for the second quarter of 2020 declined almost 25%.

Gross profit margins as a percentage of sales improved to 43.6% compared with 35.7% for the first quarter this year, and compared with 42.9% for the second quarter last year. SG&A expenses for the second quarter declined over 23% from last year’s second quarter. While restructuring contributed to the expense decrease, we also benefited from lower engineering expenses, as certain projects reach completion and related external engineering resources were released.

Addressing working capital and cash flow, during the first 6 months of 2020, we reduced our inventory by approximately 29.5%. This reduction has been a primary contributor to positive cash flow. For the first half of this year, we have generated cash of approximately $2.3 million. This is a $6.2 million turnaround from last year’s 6-month period.

Stable sales performance, restructuring and expense reductions, all combined to yield an operating loss that narrowed by over 61% for the first half of 2020 compared with last year’s first half. More importantly, looking ahead, we believe these actions have significantly lowered the sales threshold at which we could generate operating profits and positive cash flow.

Even better, with the realization of planned growth in sales, operating profits can be increased considerably. Sales growth for us is likely to be driven by new products with features and functions that are expected by today’s public safety professionals, combined with ruggedness and quality, to perform reliably within harsh and demanding conditions.

Our new BKR series of professional-grade public safety radios and accessories are planned to be the foundation upon which we can execute our strategy for increased market share and profitable sales growth. The design and engineering of the first model in this series, the BKR 5000 has been completed and manufacturing is now underway.

We’ve begun the process of introducing the BKR 5000 to the market and announcing its launch. Our engineering and technical resources are now 100% focused on the most exciting member of the BKR family, the BKR 9000, a radio with multiband capability.

As I’ve mentioned on previous calls, we have listened to our customer’s input and have been busy implementing design changes to the BKR 9000 that are intended to improve its performance metrics and add functionality. All of which we believe will provide competitive advantages in the market. Much of the groundwork for the BKR 9000 has been laid, and we are looking forward toward its completion and introduction in the first half of next year.

Multiband products, we believe, should open the BK new markets and customers, thereby further increasing our prospects for increased market share. Although the COVID-19 pandemic has some uncertainty over the next few quarters, given our positive strides, you can see why at the outset of this call, I described the first 6 months as encouraging.

This concludes my overview this morning. I’ll now turn the call over to Bill Kelly, our Chief Financial Officer, who will review the financial and operating highlights for the second quarter and six-month period of 2020 before returning for some closing thoughts. Bill?

William Kelly - Chief Financial Officer & Secretary

Thanks, Tim. Following is a summary of our financial and operating results for the second quarter and six months ended June 30, 2020. Net sales for the second quarter of 2020 totaled approximately $9.9 million, compared with approximately $13.3 million for the second quarter last year. For the six months ended June 30, 2020, net sales totaled approximately $20.8 million, compared with $20.9 million for the six-month period last year.

Please note that our primary customers are federal, state, county and municipal government agencies, which are subject to contracting budget and other factors that impact their timing and ability to purchase equipment. Accordingly, sales to these agencies can fluctuate from period to period. Such fluctuations are not necessarily indicative of a trend.

Gross profit margins as a percentage of sales for the second quarter of 2020 improved to approximately 43.6% compared with 42.9% for the second quarter last year. For the six-month period of 2020, gross profit margins improved to 39.5% compared with 38.9% for the six-month period last year. The improvement in gross profit margins for the second quarter was attributed to a more favorable mix of product sales, combined with expense reductions associated with the restructuring of our manufacturing operations.

For the second quarter of 2020, selling, general and administrative expenses were reduced by over 23% or $1.3 million from last year’s second quarter, totaling approximately $4.4 million, compared with $5.7 million for last year’s second quarter. For the six months ended June 30, 2020, SG&A expenses declined 12.7% or $1.3 million to approximately $9.1 million, compared with approximately $10.4 million for last year’s six-month period.

The decrease in SG&A expenses for the second quarter and six-month period was attributable primarily to reduced engineering and product development expenses, as certain projects reach completion, as well as employment and expense reductions related to our restructuring. Total operating costs expenses for the second quarter of 2020 declined almost 25%, $3.3 million compared with last year’s second quarter.

For the six-month period of 2020, total operating expenses declined approximately $1.5 million or 6.6%. For the second quarter of 2020, we’ve recognized net other expenses totaling approximately $238,000 related primarily to an unrealized loss on our investment in 1347 Property Insurance Holdings. During last year’s second quarter, we’ve recognized net other expenses totaling $113,000.

For the six months ended June 30, 2020, net other expenses totaled approximately $582,000 primarily from an unrealized loss on 1347 PIH. For the same period last year, we’ve recognized net other income of approximately $532,000, primarily from an unrealized gain on 1347 PIH.

For the second quarter of 2020, we reported a net loss of approximately $302,000, or $0.02 per diluted share, compared with $247,000, or $0.02 per diluted share for the second quarter last year. For the six months ended June 30, 2020, our net loss narrowed to approximately $1.5 million, or $0.12 per diluted share, compared with approximately $1.6 million or $0.12 per diluted share for the same period last year.

For the first half of 2020, we reduced inventory by almost 30% or $4 million, and generated approximately $2.3 million of positive cash flow, increasing our cash balance by over 48%. Our capital return program has paid 17 consecutive quarterly dividends, the last one being paid on July 20, 2020.

I’ll now turn the call back over to Tim.

Timothy Vitou - President

Thank you, Bill. The current business and economic climate continue to be uncertain due to the global pandemic. During the second quarter after a modest initial improvement, many areas in the United States experienced an increase in COVID cases. Consequently, the reopening of the economy has been slowed and uneven. Despite these changing circumstances, I believe BK’s strong balance sheet, recently restructured operations, cost reductions and new products position the company to succeed.

We’ll now move on to the question-and-answer portion of the conference call. I’d like to remind everyone that we do not provide financial and operating guidance on a quarterly or annual basis. Taren, we’re now ready to open the floor for questions.

Question-and-Answer Session

Operator

Thank you. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] We’ll take our first question from Allan Lyons. Please go ahead.

Q: Thank you. Good morning, Tim and Bill.

William Kelly - Chief Financial Officer & Secretary

Good morning, Al.

Timothy Vitou - President

Good morning, Al.

Q: Hi. First of all, congratulations on, I thought a really good job controlling costs in a very difficult environment. Nice to see the second quarter report in the first 6 months being as decent as they were under the circumstances. So my question, the BKR 5000, 9000, does that open up, first of all, to customers that you’re not able to serve now?

And also, who’s out in the marketplace that have something, will it be competitive to what you’re coming out with?

Timothy Vitou - President

Let me break that question down into 2 parts, the first part being the 5000 and 9000; does it address new markets? The answer is yes, Allan. What the BKR 5000 primarily will be addressing is a very large market that we believe the current KNG series doesn’t necessarily work that well, and then that’s the structure fire marketplace and public safety.

As you know, we’re a very focused wildland fire and other areas of public safety that the KNG series addresses. We believe the 5000 now opens us up to some additional marketplaces. The 9000, when it arrives early next year or first half of next year, will address a lot of agencies that right now currently operate in 2 or 3 spectrum areas. So people like the federal government, there’s a lot of agencies who have declared they only will operate with a dual-band radio or a tri-band radio. The 9000 will address those address markets.

Q: Okay. And what about who’s out there that you think is – for the new products as the 5000 and then the 9000…

Timothy Vitou - President

I’m sorry, I wrote down competition. There is competition right now in that space. We believe that the 5000 and the 9000, because it’s been so customer-centric designed we have got a considerable amount of voice of customer helping us design these radios.

We believe in building a radio the customers need and the customers want and customers are going to buy, and it does exactly what the customer mission is. So we’ve done an enormous amount of work with our customer base, both the current customers plus these new prospects on working with them.

We believe that radios will compete head to head with anything in the marketplace out there today.

Q: Okay, thank you.

Just wondered if you can give some color to the [I-Task] [ph] Financial LLC consulting agreement that’s now suspended. What was the – I mean, it’s real expensive, and of course, it’s not a related-party transaction. Just trying to understand why this was entered into, I know what they do. I looked at – come up and why it started when suspended. So maybe you can give us a little bit more background as to why it was entered into. Thanks.

William Kelly - Chief Financial Officer & Secretary

Al, this is Bill. That was entered into the parties that [I-Task] [ph] have some specific expertise in registration statements and those types of activities, which we don’t on board. We engage them to assist us in sort of evaluating and proceeding with that sort of activity. It’s very early and we’ve since suspended that as it’s mentioned in the disclosure.

The time to resume that is uncertain at this point, but, of course, as it happens, as that proceeds, other disclosures will be made, but at this point there isn’t any information beyond that.

Q: Okay, all right. Well, thank you, and good luck with the second half. It sounds kind of exciting over the next 12 months, depending on the environment, of course. Thanks.

William Kelly - Chief Financial Officer & Secretary

Sure.

Timothy Vitou - President

Thank you, Al.

William Kelly - Chief Financial Officer & Secretary

Thanks, Al.

Operator

We’ll take our next question from [Ed Schultheiss] [ph]. Please go ahead.

Q - Unidentified Analyst: Okay, good morning, Tim and Bill. I got a…

Timothy Vitou - President

Good morning, Ed.

Q - Unidentified Analyst: First off, thanks for – yeah, thanks for taking my questions here. First one I have is on the sales or the order flow for the second quarter. Yeah, many companies indicated that April and May were relatively slow and things tended to more normalize in the June period. Would you say that’s the same thing that happened with BK?

Timothy Vitou - President

I think, Ed, that summarizes it pretty well. As Bill pointed out in his commentary, our customers, as you all know, are city, county, state and fed agencies. We didn’t see a lot of business evaporate. What we saw was a lot of business pushed out. It was more of a delayed reaction. So as these government agencies kind of got their arms wrapped around COVID, and how these cities and counties and states were going to respond, and the federal government was going to respond, it put a focus on some of their purchases that just delayed them, maybe a quarter or two.

We don’t see those as – that business as evaporated or gone away. We just think it’s going to be delayed. So we did see a little bit of fall off early in the COVID pandemic and trying to address it.

One of those difficulties we had was the inability of our salespeople to actually go out face-to-face and see customers that you read about all day every day in the news about the difficulty in transacting business.

So as some of that starts to lighten up, we were able to still continue doing business through things like Zoom and other remote tools that we’ve utilized. It’s caused our sales and marketing team to be far more creative. I think that this has been a phenomenally good test of our ability to reach our customers and when times do normalize, I think, we’ll be able to take what we’ve learned during the pandemic and utilize that to our benefit, when we can actually go back out and see customers and continue utilizing these tools we’ve been using.

Q - Unidentified Analyst: Okay, good. Okay. The next question I have then is on the R&D that’s come down quite a bit this quarter, and you’ve indicated that, I guess, you were outsourcing some of the development of the new radio to BKR 5000, and now you’ve, I guess, brought the rest of that in-house. You’ve also indicated that you’ll be refreshing other models. Would you expect to be doing more of that in-house? Or will some of that also be outsourced?

Timothy Vitou - President

When we – great question. When we announced the arrival of our CTO, Dr. Branko Avanic, he has done a phenomenal job rebuilding our engineering staff. We plan on doing the vast majority of any R&D in-house with these new engineering talented professionals that we have. So that is going to help our engineering cost in our R&D structure. From time to time, we’ll have some outside resources assisting where Dr. Branko believes he need it, but primarily the majority of our engineering heavy lifting will be done in-house.

Q - Unidentified Analyst: Okay, tremendous. Okay. And then next question I have is on the recent order you have from the Department of Energy. Is that something where you would expect the annual orders on something like that? Or is this something that you were able to place this order and they may be done for quite some time?

Timothy Vitou - President

Good, another great question, Ed. The Department of Energy, the DOE has been a target of ours for a little while. We’ve been working with these customers now for a couple of years. Since they are a new vertical for us, they didn’t have a lot of history with us. It took quite a while for them to test and to see how our radios do compete with the competition that they were currently buying the incumbents. What I’m excited about, Ed, is that this opportunity opens up a new sales vertical, we do anticipate in the future being able to secure additional business in that vertical in the DOE.

And I believe the new products going back to an earlier question that BKR 5000 and 9000 are being designed with that in mind. So that not only is our current radio, the KNG-Series capable of competing in that arena, we believe the new radios will be able to compete just as well. So we’re excited about the entire utility vertical.

Q - Unidentified Analyst: Okay, tremendous. And then the last question I have, I guess it’s more of a commentary, I’m looking for you. Is it the state and local budgets, obviously with COVID out there? We hear the budgets across the country are coming under a lot of pressure here. Do you think that that’s going to be more of a detriment to you where they’re not going to be ordering radios? Or do you think that actually may be a benefit where they’ll be coming to BK Technologies looking for a high-quality product at a more reasonable price?

Timothy Vitou - President

You sound like one of my sales guys, right. We – I believe that as the budgets do get tightened and as there is still a lingering effect with COVID and the effect it’s having on budgets at the city, county and state level as well as the federal. We believe we have one of the best value propositions in land mobile radio. We make a very high-quality radio at a very fair price.

Now as the budgets continue to get squeezed, we believe we’re in a position where if we can present the facts to our customer base that allows us to show that value proposition and the customer truly shops, he may find that BK provides a radio or a solution that fits their budget better than maybe the competition is prepared to do. So in that view, I could see the case where even though the budgets are getting squeezed, the customer base may be forced to look at alternatives to their current product. And BK comes out on top.

Operator

Thank you, ladies and gentlemen. That will conclude our question-and-answer session for today. I’ll now turn the floor back over to Mr. Vitou.

Timothy Vitou - President

Thank you, Taren, and thank you all for participating in today’s call. We look forward to talking with you again when we report our Q3 2020 results in November of 2020. All the best to all of you and have a great day everyone.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. We thank you for your participation. You may disconnect your lines at this time and have a great day.